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                                                                    EXHIBIT 23.6


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "experts" and to the use of our report on the accounts of Serif (Europe) Limited for the year ended 31 December 1995, dated May 20, 1996 (except for Note 15 as to which the date is July 31, 1996 and Note 16, as to which the date is October 14, 1996) in the Registration Statement on Form S-4 and related Joint Prospectus/Proxy Statement of Allegro New Media, Inc. and Software Publishing Corporation for the registration of 3,846,335 shares of Allegro New Media Inc. common stock.




/s/Haines Watts
----------------------------
HAINES WATTS



Nottingham, England
November 18, 1996